EXHIBIT 10(i).2.1

EXECUTION

FIRST OMNIBUS AMENDMENT

This FIRST OMNIBUS AMENDMENT (this “Amendment”), is dated as of February 14, 2007, between Baldor Electric Company, a corporation duly organized and validly existing under the laws of Missouri (the “Borrower”), each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with the Borrower, the “Obligors”), BNP Paribas, as administrative agent (the “Administrative Agent”) and the "Lenders" under the Credit Agreement referred to below.

R E C I T A L S

WHEREAS, the Borrower, the Subsidiary Guarantors and such Lenders and the Administrative Agent are parties to a Credit Agreement dated as of January 31, 2007 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by such Lenders to the Borrower in an aggregate principal or face amount not exceeding $1,200,000,000.

WHEREAS, the Borrower, the Subsidiary Guarantors, and the Administrative Agent are parties to that certain Security Agreement, dated as of January 31, 2007 (the “Security Agreement” and, together with the Credit Agreement, the “Amended Agreements”); and

WHEREAS, the parties hereto desire to amend the Amended Agreements in certain respects as provided herein.

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

SECTION 2. CREDIT AGREEMENT AMENDMENTS.

(a) Section 1.01 of the Credit Agreement shall be amended by amending the following definitions (to the extent already included in said Section 1.01) and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“Cash Management Agreements” means, collectively, those agreements evidencing the obligations owed by Borrower or its Subsidiaries to SunTrust in connection with those certain SunTrust account numbers set forth on Annex B, including, without limitation that certain demand note made by Borrower to the order of SunTrust in the principal amount of $10,000,000, as the same may be extended or otherwise amended, restated or otherwise modified from time to time.

“Cash Management Obligations” means the collective reference to all obligations, liabilities, covenants, agreements and undertakings of the Borrower to SunTrust under the Cash Management Agreements.

“Existing Letters of Credit” means, collectively the IRB Letter of Credit and those Letters of Credit described on Exhibit C, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“IRB Letter of Credit” means that certain Letter of Credit issued pursuant to the IRB Letter of Credit Agreement.

“IRB Letter of Credit Agreement” means that certain Letter of Credit Agreement dated as of August 1, 1998, between Borrower and SunTrust, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Issuer” has the meaning assigned thereto in the Security Agreement.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the Existing Letters of Credit.

“Obligations” means, with respect to the Borrower, the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, (i) interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans, (ii) interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, (iii) the Structured Lease Obligations, (iv) the Cash Management Obligations and (v) obligations under Hedging Agreements) to the Administrative Agent or any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, the Structured Lease Finance Documents, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and, with respect to any Subsidiary Guarantor, and all other obligations and liabilities of such Subsidiary Guarantor under the Guarantee in Section 3 hereof.

“Pledged Shares” has the meaning assigned thereto in the Security Agreement.

“Quarterly Dates” means the quarter-annual anniversaries of the Effective Date; provided, that (i) if any Quarterly Date would otherwise fall on a day that is not a Business Day, such Quarterly Date shall be the next succeeding Business Day falling after such day unless such next succeeding Business Day would fall in the next calendar month, in which case such Quarterly Date shall be the next preceding Business Day falling before such day, and (ii) if any month in which a Quarterly Date is scheduled to fall does not have a day numerically corresponding to the Effective Date, such Quarterly Date shall be the last Business Day of such month.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Senior Unsecured Notes Documents” means, the Senior Unsecured Notes Indenture, together with each document or instrument required to be delivered thereunder.

“SunTrust” means SunTrust Bank, a Georgia banking corporation.

(b) Exhibit C to the Credit Agreement is hereby replaced in its entirety with Annex A hereto - “Existing Letters of Credit”.

(c) The first paragraph of Section 2.05(f) of the Credit Agreement is hereby amended to read in its entirety as follows:

(f) Reimbursement. Except as otherwise provided in the IRB Letter of Credit Agreement, if any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $500,000 and in the case of any LC Disbursement under the IRB Letter of Credit, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Revolving Credit ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit ABR Borrowing or Swingline Loan.

(d) The first paragraph of Section 2.05(g) of the Credit Agreement is hereby amended to read in its entirety as follows:

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section and under the IRB Letter of Credit Agreement, as the case may be, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under the IRB Letter of Credit Agreement, as the case may be, under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder and under the IRB Letter of Credit Agreement, as the case may be.

(e) Section 2.05(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

(i) Interim Interest. If any Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such

LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section or pursuant to the IRB Letter of Credit Agreement, as the case may be, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.

(f) Section 2.05(m) of the Credit Agreement is hereby amended to read in its entirety as follows:

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Lender shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Lender that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Lender makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement, except that in connection with IRB Letter of Credit, the applicable Issuing Lender shall only be required to notify Administrative Agent of any L/C Disbursements thereunder that are not immediately repaid by the Borrower and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(g) A new clause (n) is hereby added to Section 2.05 of the Credit Agreement as follows:

(n) Existing Letters of Credit. On the Effective Date, each of the Existing Letters of Credit shall automatically, and without any action on the part of any Person, become Letters of Credit hereunder.

(h) Section 2.09 (a)(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

(i) to the Administrative Agent for account of the Revolving Credit Lenders the outstanding principal amount of the Revolving Credit Loans on the Revolving Credit Commitment Termination Date, or if earlier, the date of termination of the Revolving Credit Commitments,

(i) Section 2.10 (b)(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

(i) Casualty Events. Upon the date 180 days following the receipt by the Borrower or any Subsidiary of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Borrower or any of its Subsidiaries (or upon such earlier date as the Borrower or such Subsidiary, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event), the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)), and/or the Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied to the repair or replacement of such property, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph. Nothing in this paragraph shall be deemed to limit any obligation of the Borrower or any of its Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Administrative Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

(j) Section 2.10 (c) of the Credit Agreement is hereby amended to read in its entirety as follows:

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment under Section 2.10(b) above or clause (i) of Section 7.10 (each, a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three (3) Business Days prior to the date (each, a “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment (or, in the case of a proposed Optional Junior Payment pursuant to clause (i) of Section 7.10, the date of such proposed Optional Junior Payment), the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date the Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to prepay the Term Loans of such Lenders and then reduce Revolving Credit Commitments in accordance with Section 2.10(b)(vi)), and (ii) to the extent of any excess, to the Borrower.

(k) Section 6.11 of the Credit Agreement is hereby amended to read in its entirety as follows:

The Borrower will complete all Post-Closing Actions within 90 days after the Effective Date. Notwithstanding the foregoing, the Borrower will within 30 days after the Effective Date deliver to the Administrative Agent (i) a certificate setting forth the nature of the ownership interests of each Subsidiary identified on Part A of Schedule VI, together with all certificates or instruments representing or evidencing any Pledged Shares that have not been previously delivered to the Administrative Agent, duly endorsed in blank or accompanied by such instruments of assignment and transfer and (ii) provide the Administrative Agent with a fully executed copy of the IRB Letter of Credit Agreement each in such form and substance as the Administrative Agent may reasonably request.

(l) A new clause (h) of Section 7.01 of the Credit Agreement is hereby inserted in order as follows:

(h) Indebtedness of the Borrower or any Subsidiary to SunTrust under the Cash Management Agreements in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; and

(m) Section 7.02(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

(a) Liens created pursuant to the Security Documents and Liens on the “Pledged Bonds”, as defined in and created pursuant to the terms of the IRB Letter of Credit Agreement;

(n) Section 10.02(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan (including the Term Loan Maturity Date) or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.17(c) or (d) in a manner that would by its terms alter the pro rata sharing of payments required thereby without the consent of each Lender affected thereby,

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vi) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for Collateral security or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under Article III, in each case as determined by value, without the written consent of each Lender; and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Lender or a Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or such Swingline Lender, as the case may be, and (y) that any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

For purposes of this Section, the "scheduled date of payment" of any amount shall refer to the date of payment of such amount specified in Section 2.09(a) or (b) of this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount.

(o) Section 10.04(b)(iv) of the Credit Agreement is hereby amended to read in its entirety as follows:

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that, in any case of contemporaneous assignments by a Lender (including a group of affiliated Lenders that are funds managed by the same investment advisor) to a single assignee or more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single $3,500 fee shall be payable for all such contemporaneous assignments, and

(p) The word “trustees” is hereby inserted between the words “directors, officers” in Section 10.12(b)(i) of the Credit Agreement.

SECTION 3. SECURITY AGREEMENT AMENDMENT.

(a) Section 5.09, clause “Next”, of the Security Agreement is hereby amended in its entirety to read as follows:

Next, to the payment in full of the Obligations (or, in the case of any Structured Lease Obligations or Cash Management Obligations, to the payment of such amounts as are then due and payable) or, in the case of any Contingent Obligations, to the provision of cover as provided below, in each case, equally and ratably in accordance with the respective amounts thereof then due and owing; and

(b) The first sentence of Section 5.12 of the Security Agreement is hereby amended in its entirety to read as follows:

When all Obligations shall have been paid in full (provided, in the case of any Structured Lease Obligations or Cash Management Obligations, such Obligations shall only be required to be paid to the extent then required to be paid pursuant to the terms thereof) and the Commitments and L/C Exposure have been cancelled or terminated, this Agreement shall terminate, and the Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor and to be released and canceled all licenses and rights referred to in Section 5.04(b).

SECTION 4. AMENDED AGREEMENTS IN FULL FORCE AND EFFECT AS AMENDED.

Except as specifically amended hereby, all provisions of the Amended Agreements shall remain in full force and effect. After this Amendment becomes effective, all references to any Amended Agreement, and corresponding references thereto or therein such as “hereof,” “herein,” or words of similar effect referring to any Amended Agreement shall be deemed to mean the applicable Amended Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of any Amended Agreement other than as expressly set forth herein.

SECTION 5. REPRESENTATIONS.

Each Obligor party hereto represents and warrants as of the date of this Amendment as follows:

(a) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(b) the execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized, and do not contravene (i) its charter, bylaws, or other organizational documents, or (ii) any applicable law; and

(c) this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

SECTION 6. CONDITIONS TO EFFECTIVENESS.

The effectiveness of this Amendment is conditioned upon delivery to the Administrative Agent of executed signature pages hereto by (i) the Required Lenders under the Credit Agreement and (ii) each other party hereto.

SECTION 7. MISCELLANEOUS.

(a) This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(b) The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

(c) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(d) By its signature below, each undersigned Lender hereby instructs the Administrative Agent to execute and deliver this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADMINISTRATIVE AGENT

BNP PARIBAS,

as Administrative Agent

By	/s/ Jordan Schweon
Name:	Jordan Schweon
Title:	Managing Director

By	/s/ Renaud-Franck Falce
Name:	Renaud-Franck Falce
Title:	Director

LENDER

BNP PARIBAS,

as Lender

By	/s/ Jordan Schweon
Name:	Jordan Schweon
Title:	Managing Director

By	/s/ Renaud-Franck Falce
Name:	Renaud-Franck Falce
Title:	Director

BORROWER

BALDOR ELECTRIC COMPANY

By	/s/ L. Edward Ralston
Name:	L. Edward Ralston
Title:	Executive Vice President

SUBSIDIARY GUARANTORS

RELIANCE ELECTRIC COMPANY

By	/s/ Ronald E. Tucker
Name:	Ronald E. Tucker
Title:	Director, Secretary and Treasurer

RELIANCE ELECTRIC TECHNOLOGIES, LLC

By	/s/ L. Edward Ralston
Name:	L. Edward Ralston
Title:	Director

REC HOLDING, INC

By	/s/ Ronald E. Tucker
Name:	Ronald E. Tucker
Title:	Director, Secretary and Treasurer